SUIZA FOODS REPORTS RECORD THIRD QUARTER SALES AND EARNINGS; ALSO REPORTS INITIATION OF PROXY SOLICITATION ON MORNINGSTAR AND COUNTRY FRESH MERGERS 07:35 a.m. Oct 29, 1997 Eastern

DALLAS--(BUSINESS WIRE)--October 29, 1997--Suiza Foods Corporation (NYSE:SZA) today announced record sales and earnings for its third quarter ended September 30, 1997.

Net sales in the third quarter of 1997 were up 120.6% to $307.3 million from $139.3 million in the comparable quarter of 1996. Operating income reached $26.6 million, a 131.3% improvement over the $11.5 million reported in the comparable 1996 third quarter. Net income was $10.9 million or $0.64 per share compared with net income of $18.9 million or $1.68 per share in the third quarter of 1996. The 1996 third quarter net income includes $13.3 million in income primarily related to the one-time sale and recognition of tax credits. Excluding non-recurring items, net income increased 94.6%, while earnings per share increased 28.0%, from $0.50 in 1996 to $0.64 in 1997. There were 51.8% more weighted average shares outstanding in the 1997 third quarter, primarily as a result of a private placement in August 1996 and an equity offering in January 1997.

For the nine-month period ending September 30, 1997, net sales of $644.1 million were up 76.7% from $364.6 million in 1996. Operating income increased 88.3% to $49.7 million in the first nine months of 1997 compared with $26.4 million in the corresponding nine-month period of 1996. Net income for the first nine months of 1997 was $35.3 million or $2.22 per share including a non-recurring gain of $11.5 million net of tax or $0.72 per share from the sale of tax credits and before an extraordinary loss of $3.3 million or $0.21 per share for the early extinguishment of debt repaid with the proceeds of the Company's common stock offering in January 1997. This compares with income in the corresponding 1996 period of $23.9 million or $2.55 per share including income of $13.3 million or $1.42 per share primarily related to the one-time sale and recognition of tax credits and before an extraordinary loss of $2.2 million or $0.24 per share from the early extinguishment of debt. Excluding non-recurring and extraordinary items, net income increased 124.5% while earnings per share increased 32.7% from $1.13 in 1996 to $1.50 in 1997. There were 70.2% more weighted average shares outstanding in the most recent nine-month period.

The growth of Suiza's fluid dairy sales continues to outpace that of higher margin packaged ice sales due to the larger size of dairy acquisitions. This is reflected in the company's narrower gross margins of 25.7% in the third quarter of 1997 versus 27.3% in the same period of 1996 and 25.4% in the first nine months of 1997 versus 26.7% in 1996. In the third quarter of 1997, operating margins improved to 8.7% from 8.2% in the 1996 third quarter and 1997 year-to-date improved to 7.7% versus 7.2% in the first nine months of 1996, primarily as a result of acquisitions.

Gregg L. Engles, Chairman and Chief Executive Officer of Suiza Foods, said, "Our substantial growth in the 1997 third quarter reflects the successful implementation of our acquisition strategy and a generally good operating environment. We have added several packaged ice operations in the first nine months of 1997 which should contribute approximately $19 million to sales in 1998. During the third quarter, we completed two significant dairy acquisitions, Dairy Fresh and Garelick Farms and associated companies, with combined revenues of almost $500 million in their most recent fiscal years. They have both been immediately accretive to earnings. During the quarter we also announced two significant merger transactions with Country Fresh of Grand Rapids, Michigan and with The Morningstar Group of Dallas, Texas. Both of these transactions are expected to close during the fourth quarter. These mergers will make Suiza Foods the largest dairy company in the United States with annual sales well in excess of $2 billion. We expect that the combined companies will be better equipped to realize their strategic plans as we bring together our manufacturing and distribution capabilities and develop even more efficient ways to service our distribution channels. Our combined presence in both the fluid milk and value-added sections of the dairy case, together with one of the most successful and innovative portfolios of dairy case brands, should allow us to more efficiently service the needs of our customers and provide the highest quality portfolio of products to the consumer. The mergers will also substantially enhance our cash flow, materially expand our borrowing capacity and increase the float and liquidity of our common stock."

Suiza Foods also announced that it set October 27, 1997 as the record date for the Morningstar merger. Proxy materials were distributed to both the Morningstar and Suiza Foods shareholders on October 28, 1997 and the respective shareholder meetings have both been set for November 26, 1997. Proxy materials were distributed to Country Fresh's shareholders on October 27, 1997 and Country Fresh has scheduled a shareholder meeting to consider the merger on November 25, 1997. The approval of Suiza's shareholders is not required for the Country Fresh merger.

Suiza Foods is a Dallas-based consolidator of distribution oriented food businesses. Its principal holdings are in the dairy processing, packaged ice and plastic container industries and include Suiza Dairy and the Garrido Coffee Company in Puerto Rico, Velda Farms Dairy in Florida, Swiss Dairy in California, Model Dairy in Nevada, Dairy Fresh in North Carolina, Country Delite Farms in Tennessee, Garelick Farms in New England, Franklin Plastics, and Reddy Ice, the largest packaged ice company in the United States.

Statements in this press release other than statements of historical fact may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as Suiza's future financial condition and results, are subject to inherent risks and uncertainties, and actual results may differ materially from the results discussed in these forward looking statements. Factors that might cause such a difference include, but are not limited to: (i) a lack of suitable acquisition candidates at acceptable prices and other limitations on Suiza's ability to pursue its acquisition strategy, (ii) significant competition, (iii) fluctuating raw material costs, (iv) limitations arising from Suiza's substantial indebtedness, (v) government regulation, and (vi) various risks related to the proposed Morningstar and Country Fresh acquisitions, including the risk that expected cost savings cannot be fully realized, that revenues following the mergers are lower than expected, and that costs or difficulties related to integrating the merged businesses are greater than expected. Additional information concerning these and other risk factors are contained in Suiza's latest Annual Report on Form 10-K and in each of Suiza's other recent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC and can be obtained from Suiza upon request.

                            SUIZA FOODS CORPORATION
                (Dollars in thousands, except per share data)


                                    Three Months Ended       Nine Months Ended
                                       September 30,           September 30,
                                     1997        1996        1997        1996
-------------------------------------------------------------------------------

Net sales                          $307,280    $139,304    $644,099    $364,611
Cost of sales                       228,235     101,214     480,282     267,131

Gross profit                         79,045      38,090     163,817      97,480

Operating costs and expenses         52,474      26,629     114,097      71,076

Income from operations               26,571      11,461      49,720      26,404

Interest expense, net                10,789       4,356      17,369      12,844
Merger and other costs                   --         571          --         571
Other income, net                      (228)     (3,137)    (18,803)     (3,389)
Income before income taxes and
  extraordinary items                16,010       9,671      51,154      16,378
Income taxes (benefit)                5,062      (9,266)     15,807      (7,495)

Income before extraordinary loss     10,948      18,937      35,347      23,873

Extraordinary loss from early
  extinguishment of debt                 --          --      (3,270)     (2,215)

Net income                         $ 10,948    $ 18,937    $ 32,077    $ 21,658

Earnings (loss) per share:

Income before extraordinary loss   $   0.64     $  1.68    $   2.22    $   2.55
Extraordinary loss                       --          --       (0.21)      (0.24)

Net income                         $   0.64    $   1.68    $   2.01    $   2.31

Weighted average shares
  outstanding (000's)                17,080      11,250      15,930       9,361